Exhibit 3.3

PUBLIC STORAGE

6.000% CUMULATIVE PREFERRED SHARES, SERIES T

ARTICLES SUPPLEMENTARY

Public Storage, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Articles of Amendment and Restatement of the Trust’s Declaration of Trust (the “Declaration of Trust”) authorize the issuance of 100,000,000 preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), issuable from time to time in one or more series (each a “Series”), and authorize the Trust’s board of trustees (the “Board of Trustees”) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: In accordance with Section 8-203 of the Maryland REIT Law (“Title 8”) and pursuant to the authority expressly vested in the Board of Trustees by the Declaration of Trust, the Board of Trustees has duly designated and classified 10,229,928 Preferred Shares of the Trust as 6.000% Cumulative Preferred Shares, Series T (“Series T Preferred Shares”).

THIRD: The following is a description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the Series T Preferred Shares of the Trust:

Section 1. Designation and Number. A series of Preferred Shares, designated the Series T Preferred Shares, is hereby established. The number of Series T Preferred Shares shall be 10,229,928.

Section 2. Rank. The Series T Preferred Shares will, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, rank: (a) senior to all classes or series of common shares of beneficial interest, $0.10 par value per share (the “Common Shares”), and all other classes or series of equity shares of the Trust now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series T Preferred Shares as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; (b) on parity with the 6.000% Cumulative Preferred Shares, Series U, 4.100% Cumulative Preferred Shares, Series S, 4.00% Cumulative Preferred Shares, Series R, 3.950% Cumulative Preferred Shares, Series Q, 4.000% Cumulative Preferred Shares, Series P, 3.900% Cumulative Preferred Shares, Series O, 3.875% Cumulative Preferred Shares, Series N, 4.125% Cumulative Preferred Shares, Series M, 4.625% Cumulative Preferred Shares, Series L, 4.75% Cumulative Preferred Shares, Series K, 4.700% Cumulative Preferred Shares, Series J, 4.875% Cumulative Preferred Shares, Series I, 5.60% Cumulative Preferred Shares, Series H, 5.05% Cumulative Preferred Shares, Series G, 5.15% Cumulative Preferred Shares, Series F, of the Trust and any other class or series of equity shares of the Trust expressly designated as ranking on parity with the Series T Preferred Shares as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust; and (c) junior to any class or series of equity shares of the Trust expressly designated as ranking senior to the Series T Preferred Shares as to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Trust. The term “equity shares” includes shares of beneficial interest of the Trust of all classes or series, including, without limitation, Common Shares and Preferred Shares, but does not include convertible or exchangeable debt securities, which will rank senior in right of payment to the Series T Preferred Shares prior to conversion or exchange. The Series T Preferred Shares will also rank junior in right of payment to the Trust’s existing and future debt obligations.

Section 3. Distribution Rights.

(a) Subject to the preferential rights of the holders of any class or series of equity shares of the Trust ranking senior to the Series T Preferred Shares as to distribution rights, the holders of the Series T Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees and declared by the Trust, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 6.000% per annum of the $25.00 liquidation preference per Series T Preferred Share (equivalent to a fixed annual amount of $1.50 per Series T Preferred Share). Such distributions shall accrue and be cumulative from and including July 1, 2026 (the “Original Issue Date”) and shall be payable quarterly in arrears on each Distribution Payment Date, commencing on September 30, 2026; provided, however, that if any Distribution Payment Date is not a Business Day (as defined below), then the distribution that would otherwise have been payable on such Distribution Payment Date may be paid, at the Trust’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case, with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable on the Series T Preferred Shares for any period greater or less than a full Distribution Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the applicable Distribution Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each holder of an outstanding Series T Preferred Share shall be entitled to receive a distribution with respect to any Distribution Record Date equal to the distribution paid with respect to each other Series T Preferred Share that is outstanding on such date. “Distribution Record Date” shall mean the date designated by the Board of Trustees for the payment of distributions that is not more than 35 or fewer than 10 days prior to the applicable Distribution Payment Date. “Distribution Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on September 30, 2026. “Distribution Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the Distribution Period during which any Series T Preferred Shares shall be redeemed pursuant to Section 5 or Section 6 hereof, which shall end on and include the day preceding the redemption date with respect to the Series T Preferred Shares being redeemed).

The term “Business Day” shall mean any day other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(b) Notwithstanding anything contained herein to the contrary, distributions on the Series T Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are authorized or declared.

(c) Except as provided in Section 3(d) or 3(f) below, no distributions shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Shares or equity shares of any other class or series of the Trust ranking, as to distributions, on parity with or junior to the Series T Preferred Shares for any period, nor shall any Common Shares or any other equity shares of any other class or series of the Trust ranking, as to payment of distributions and the distribution of assets upon the Trust’s liquidation, dissolution or winding up, on parity with or junior to the Series T Preferred Shares be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Trust, unless full cumulative distributions on the Series T Preferred Shares for all past Distribution Periods shall have been or contemporaneously are (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for such payment.

(d) Except as provided in Section 3(f) below, when distributions are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series T Preferred Shares and any other class or series of equity shares ranking, as to distributions, on parity with the Series T Preferred Shares, all distributions declared upon the Series T Preferred Shares and each such other class or series of equity shares ranking, as to distributions, on parity with the Series T Preferred Shares (which, for the avoidance of doubt, shall not include the redemption or repurchase of any such class or series) shall be declared pro rata so that the amount of distributions declared per Series T Preferred Share and per equity share of such other class or series shall in all cases bear to each other the same ratio that accrued distributions per Series T Preferred Share and per equity share of such other class or series (which shall not include any accrual in respect of unpaid distributions on such other class or series of equity shares for prior Distribution Periods if such other class or series of equity shares does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series T Preferred Shares which may be in arrears.

(e) Holders of Series T Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or equity shares, in excess of full cumulative distributions on the Series T Preferred Shares as provided herein. Any distribution payment made on the Series T Preferred Shares shall first be credited against the earliest accrued but unpaid distributions due with respect to such shares which remain payable. Accrued but unpaid distributions on the Series T Preferred Shares will accrue as of the Distribution Payment Date on which they first become payable.

(f) Notwithstanding the provisions of this Section 3, Section 5 or Section 6, and regardless of whether distributions are paid in full (or declared and a sum sufficient for such full payment is not so set apart) on the Series T Preferred Shares or any other class or series of equity shares ranking, as to distributions, on parity with the Series T Preferred Shares for any or all Distribution Periods, the Trust shall not be prohibited or limited from (i) paying distributions on any equity shares of the Trust in Common Shares or any other class or series of equity shares ranking junior to the Series T Preferred Shares as to payment of distributions and the distribution of assets upon the Trust’s liquidation, dissolution and winding up, (ii) converting or exchanging any equity shares of the Trust for equity shares of the Trust of any other class or series of equity shares ranking junior to the Series T Preferred Shares as to payment of distributions and the distribution of assets upon the Trust’s liquidation, dissolution and winding up, (iii) redeeming, purchasing or otherwise acquiring Common Shares for purposes of and compliance with the requirements of an employee incentive or employee benefit plan of the Trust or any of its subsidiaries, (iv) redeeming, purchasing or otherwise acquiring any equity shares of the Trust pursuant to the provisions of Article VII of the Declaration of Trust, or any comparable provision of the Declaration of Trust relating to any class or series of equity shares hereinafter classified and designated, or otherwise in order to ensure that the Trust remains qualified as a REIT (as defined in Article III of the Declaration of Trust), or (v) purchasing or acquiring Series T Preferred Shares or equity shares of any other class or series ranking as to distributions or the distribution of assets upon the Trust’s liquidation, dissolution or winding up, on parity with the Series T Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series T Preferred Shares.

Section 4. Liquidation.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to holders of Common Shares or any other class or series of equity shares of the Trust ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, junior to the Series T Preferred Shares, the holders of Series T Preferred Shares shall be entitled to be paid out of the assets of the Trust legally available for distribution to its shareholders, after payment of or provision for the debts and other liabilities of the Trust and any class or series of equity shares of the Trust ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, senior to the Series T Preferred Shares, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series T Preferred Shares and the corresponding amounts payable on all equity shares of the Trust of other classes or series ranking, as to rights upon the Trust’s liquidation, dissolution or winding up, on parity with the Series T Preferred Shares in the distribution of assets, then the holders of the Series T Preferred Shares and each such other class or series of equity shares ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series T Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of Series T Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series T Preferred Shares will have no right or claim to any of the remaining assets of the Trust. The consolidation, merger or conversion of the Trust with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

(b) In determining whether a distribution (other than upon voluntary or involuntary liquidation), including by redemption or other acquisition of equity shares of the Trust or otherwise, is permitted under applicable law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series T Preferred Shares shall not be added to the Trust’s total liabilities.

Section 5. Redemption.

(a) Series T Preferred Shares shall not be redeemable prior to July 22, 2026 except as set forth in Section 6 hereof or upon a determination of the Board of Trustees that such redemption is reasonably necessary to preserve the Trust’s status as a REIT as set forth in Section 5(c) below. In addition, the Series T Preferred Shares shall be subject to the provisions of Article VII of the Declaration of Trust, pursuant to which Series T Preferred Shares owned by a shareholder in excess of the Ownership Limit or the Designated Investment Entity Limit (as each is defined in Article VII of the Declaration of Trust) shall automatically be transferred to a Charitable Trust (as defined in Article VII of the Declaration of Trust) for the exclusive benefit of a Charitable Beneficiary (as defined in Article VII of the Declaration of Trust), and the other restrictions on ownership and transfer of the Trust’s equity shares set forth in Article VII of the Declaration of Trust.

(b) On and after July 22, 2026, the Trust, at its option, upon notice in accordance with Section 5(e), may redeem the Series T Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus, subject to Section 5(f), all accrued and unpaid distributions (whether or not authorized or declared) thereon up to but excluding the date fixed for redemption, without interest, to the extent the Trust has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding Series T Preferred Shares are to be redeemed pursuant to this Section 5(b), the Series T Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Trust. If redemption is to be by lot and, as a result, any holder of Series T Preferred Shares would violate any of the restrictions on ownership and transfer of the Trust’s equity shares set forth in Article VII of the Declaration of Trust, because such holder’s Series T Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration of Trust, the Trust shall redeem the requisite number of Series T Preferred Shares of such holder such that no holder will hold an amount of Series T Preferred Shares in excess of the Ownership Limit or violate any of the other restrictions on ownership and transfer of the Trust’s equity shares set forth in Article VII of the Declaration of Trust, subsequent to such redemption. Holders of Series T Preferred Shares to be redeemed shall surrender such Series T Preferred Shares at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid distributions payable upon such redemption following such surrender. If (i) notice of redemption of any Series T Preferred Shares has been given (in the case of a redemption of the Series T Preferred Shares other than to preserve the status of the Trust as a REIT), (ii) the funds necessary for such redemption have been set aside by the Trust for the benefit of the holders of any Series T Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid distributions, then from and after the redemption date, distributions shall cease to accrue on such Series T Preferred Shares, such Series T Preferred Shares shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption, without interest. So long as full cumulative distributions on the Series T Preferred Shares for all past Distribution Periods shall have been or contemporaneously are (i) declared and paid, or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series T Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series T Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(c) To the maximum extent permitted by applicable law and the Declaration of Trust, (i) in the event of any redemption of the Series T Preferred Shares upon a determination by the Board of Trustees that such redemption is reasonably necessary to preserve the status of the Trust as a REIT and to comply with the restrictions on ownership and transfer of the Trust’s equity shares set forth in Article VII of the Declaration of Trust, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 (other than the requirement in Section 5(b) that any redemption of fewer than all of the outstanding Series T Preferred Shares be pro rata or by lot); provided that no prior written notice of redemption is required; and (ii) if the Trust calls for the redemption of any Series T Preferred Shares pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid distributions to but excluding the date fixed for redemption.

(d) Except as provided in Section 3(f) above, unless full cumulative distributions on the Series T Preferred Shares for all past Distribution Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no Series T Preferred Shares shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (as defined in Section 6) unless all outstanding Series T Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire directly or indirectly any Series T Preferred Shares or any class or series of equity shares of the Trust ranking, as to payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Trust, on parity with or junior to the Series T Preferred Shares.

(e) Notice of redemption pursuant to the Redemption Right will be mailed by the Trust, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series T Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series T Preferred Shares except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series T Preferred Shares may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series T Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, representing Series T Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering uncertificated Series T Preferred Shares for payment of the redemption price; (vi) that distributions on the Series T Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series T Preferred Shares. If fewer than all of the Series T Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series T Preferred Shares held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Trust shall not be required to provide notice to the holder of Series T Preferred Shares in the event such holder’s Series T Preferred Shares are redeemed in accordance with Section 5(c) hereof or Article VII of the Declaration of Trust.

(f) If a redemption date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, each holder of Series T Preferred Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares on or prior to such Distribution Payment Date, and each holder of Series T Preferred Shares that surrenders its shares on such redemption date will be entitled to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates up to but excluding the redemption date. Except as provided herein, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series T Preferred Shares for which a notice of redemption has been given.

(g) All the Series T Preferred Shares redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Trust, shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

Section 6. Special Optional Redemption by the Trust.

(a) Upon the occurrence of a Change of Control (as defined below), the Trust will have the option upon written notice mailed by the Trust, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of the Series T Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, to redeem the Series T Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus, subject to Section 6(d), accrued and unpaid distributions, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series T Preferred Shares except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of redemption with respect to the Series T Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series T Preferred Shares will not have the conversion right described below in Section 8.

A “Change of Control” is when, after the original issuance of the Series T Preferred Shares, each of the following have occurred and are continuing:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of equity shares of the Trust entitling that person to exercise more than 50% of the total voting power of all equity shares of the Trust entitled to vote generally in the election of the Trust’s trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity (or, if in connection with such transaction holders of Common Shares receive Alternative Form Consideration (as defined herein) consisting of common equity securities of another entity, such other entity) has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American, LLC (the “NYSE AMER”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or NASDAQ.

(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series T Preferred Shares may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series T Preferred Shares to be redeemed; (iv) the place or places where the certificates, if any, representing Series T Preferred Shares are to be surrendered for payment of the redemption price; (v) procedures for surrendering uncertificated Series T Preferred Shares for payment of the redemption price; (vi) that distributions on the Series T Preferred Shares to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid distributions will be made upon presentation and surrender of such Series T Preferred Shares; (viii) that the Series T Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the Series T Preferred Shares to which the notice relates will not be able to tender such Series T Preferred Shares for conversion in connection with the Change of Control and each Series T Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the Series T Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series T Preferred Shares held by such holder to be redeemed. Holders of Series T Preferred Shares to be redeemed shall surrender such Series T Preferred Shares at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid distributions payable upon such redemption following such surrender.

If fewer than all of the outstanding Series T Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the Series T Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Trust. If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of Series T Preferred Shares would violate any of the restrictions on ownership and transfer of the Trust’s equity shares set forth in Article VII of the Declaration of Trust, because such holder’s Series T Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration of Trust, the Trust shall redeem the requisite number of Series T Preferred Shares of such holder such that no holder will hold an amount of Series T Preferred Shares in excess of the Ownership Limit or violate any of the other restrictions on ownership and transfer of the Trust’s equity shares set forth in Article VII of the Declaration of Trust subsequent to such redemption.

(c) If (i) the Trust has given a notice of redemption pursuant to the Special Optional Redemption Right, (ii) the funds necessary for such redemption have been set aside by the Trust for the benefit of the holders of the Series T Preferred Shares so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid distributions, then from and after the redemption date, distributions shall cease to accrue on such Series T Preferred Shares, such Series T Preferred Shares shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption, without interest. So long as full cumulative distributions on the Series T Preferred Shares for all past Distribution Periods shall have been or contemporaneously are (i) declared and paid or (ii) declared and a sum sufficient for the payment thereof is set apart for payment, nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time, either at a public or a private sale duly authorized by the Board of Trustees, all or any part of the Series T Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law, including the repurchase of Series T Preferred Shares in open-market transactions duly authorized by the Board of Trustees.

(d) If a redemption date falls after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, each holder of Series T Preferred Shares at the close of business of such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the redemption of such shares on or prior to such Distribution Payment Date, and each holder of Series T Preferred Shares that surrenders its shares on such redemption date will be entitled to the distributions accruing after the end of the Distribution Period to which such Distribution Payment Date relates up to but excluding the redemption date. Except as provided herein, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series T Preferred Shares for which a notice of redemption has been given.

(e) All the Series T Preferred Shares redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Trust, shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series or class.

Section 7. Voting Rights.

(a) Holders of the Series T Preferred Shares shall not have any voting rights, except as set forth in this Section 7.

(b) Whenever distributions on any Series T Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Distribution Default”), the holders of Series T Preferred Shares and the holders of all other classes or series of Preferred Shares ranking on parity with the Series T Preferred Shares with respect to payment of distributions and the distribution of assets upon the Trust’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”) and with which the holders of Series T Preferred Shares are entitled to vote together as a single class, voting together as a single class, shall be entitled to vote for the election of a total of two additional trustees to serve on the Board of Trustees of the Trust (the “Preferred Trustees”) until all distributions accumulated and unpaid on the Series T Preferred Shares shall have been fully paid. At such time as the holders of Series T Preferred Shares become entitled to vote in the election of Preferred Trustees, the number of trustees serving on the Board of Trustees shall be increased automatically by two trustees (unless the number of trustees has previously been so increased pursuant to the terms of any class or series of Parity Preferred). For the purposes of determining whether a Preferred Distribution Default has occurred or is continuing, a distribution in respect of Series T Preferred Shares shall be considered timely made if made within two Business Days after the applicable Distribution Payment Date if at the time of such late payment date there shall not be any prior quarterly Distribution Periods in respect of which full distributions were not timely made at the applicable Distribution Payment Date.

(c) A Preferred Trustee will be elected by a plurality of the votes cast in the election of Preferred Trustees and shall serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies, subject to Section 7(e) or such Preferred Trustee’s earlier death, disqualification, resignation or removal. The election of Preferred Trustees will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Trust’s next annual or special meeting of shareholders or (B) the next annual or special meeting of shareholders if the request is received within 90 days of the date fixed for the Trust’s next annual or special meeting of shareholders and (ii) at each subsequent annual meeting of shareholders, or special meeting at which Preferred Trustees are to be elected, until the right of holders of Series T Preferred Shares to elect Preferred Trustees shall have terminated as specified in Section 7(e).

(d) At any time when holders of Series T Preferred Shares are entitled to vote in the election of Preferred Trustees, the Secretary of the Trust shall, unless the request is received more than 90 days before the date fixed for the Trust’s next annual or special meeting of shareholders, call or cause to be called, upon written request of holders of record of at least 10% of the outstanding Series T Preferred Shares and shares of Parity Preferred with which the holders of Series T Preferred Shares are entitled to vote together as a single class in the election of Preferred Trustees, call a special meeting of shareholders for the purpose of electing Preferred Trustees by delivering or causing to be delivered to the shareholders entitled to vote a notice of such special meeting to be held not fewer than 10 or more than 45 days after the date such notice is given. The record date for determining holders of the Series T Preferred Shares entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. The holder or holders of one-third of the outstanding Series T Preferred Shares and shares of Parity Preferred with which the holders of Series T Preferred Shares are entitled to vote together as a single class in the election of Preferred Trustees, present in person or by proxy, will constitute a quorum for the election of the Preferred Trustees except as otherwise required by law. Notice of all meetings of shareholders at which holders of Series T Preferred Shares are entitled to vote in the election of Preferred Trustees will be given to such holders at their addresses as they appear in the Trust’s share transfer records. At any such meeting or adjournment thereof, in the absence of a quorum, subject to the provisions of any applicable law, the affirmative vote of the holders of a majority of the Series T Preferred Shares and shares of Parity Preferred with which the holders of Series T Preferred Shares are entitled to vote together as a single class in the election of Preferred Trustees present in person or by proxy, voting together as a single class, shall be sufficient to adjourn the meeting for the election of the Preferred Trustees, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Distribution Default shall terminate after the notice of a special meeting for the purpose of electing Preferred Trustees has been given but before such Preferred Trustees have been elected, the Trust shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series T Preferred Shares that would have been entitled to vote at such special meeting.

(e) If and when all accumulated distributions on the Series T Preferred Shares shall have been fully paid, the right of the holders of Series T Preferred Shares to elect Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Distribution Default), and, unless there are outstanding shares of Parity Preferred upon which like voting remain exercisable, the term of office of each Preferred Trustee so elected shall terminate and the number of Trustees shall be reduced accordingly. If the rights of holders of Series T Preferred Shares to elect Preferred Trustees have terminated in accordance with this Section 7(e) after any record date for the determination of shareholders entitled to vote in the election of such Preferred Trustees but before the closing of the polls in such election, holders of Series T Preferred Shares outstanding as of such record date shall not be entitled to vote in such election of Preferred Trustees.

Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series T Preferred Shares and the shares of Parity Preferred then entitled to vote together as a single class in the election of Preferred Trustees (voting together as a single class). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a plurality of the votes cast in the election of Preferred Trustees. Each of the Preferred Trustees shall be entitled to one vote on any matter before the Board of Trustees.

(f) So long as any Series T Preferred Shares remain outstanding, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Series T Preferred Shares and shares of each other class or series of Parity Preferred with which the holders of Series T Preferred Shares are entitled to vote together as a single class on such matter (voting together as a single class), given in person or by proxy, either in writing or at a meeting, will be required to: (i) authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of equity shares ranking senior to the Series T Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of the Trust (collectively, “Senior Equity Shares”) or reclassify any authorized equity shares of the Trust into Senior Equity Shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Equity Shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, including the terms of the Series T Preferred Shares, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series T Preferred Shares; provided, however, that with respect to the occurrence of any Event, so long as the Series T Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such Event, the Trust may not be the surviving entity and the surviving entity may not be a real estate investment trust with the meaning of Title 8, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series T Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any Event. In addition, if the holders of the Series T Preferred Shares receive the greater of the full trading price of the Series T Preferred Shares on the date of an Event or the $25.00 liquidation preference per Series T Preferred Share plus all accrued and unpaid distributions thereon to, but not including the date of such Event pursuant to the occurrence of any Event, then such holders shall not have any voting rights with respect to such Event. If any Event would materially and adversely affect the rights, preferences, privileges or voting powers of the Series T Preferred Shares disproportionately relative to other classes or series of Parity Preferred with which the holders of Series T Preferred Shares are entitled to vote together as a single class on such Event, the affirmative vote of the holders of at least 66 2/3% of the outstanding the Series T Preferred Shares, voting as a separate class, will also be required. Notwithstanding the foregoing, holders of Series T Preferred Shares shall not be entitled to vote with respect to (A) any increase in the total number of authorized Common Shares or Preferred Shares of the Trust, (B) any increase in the number of authorized Series T Preferred Shares or the creation or issuance of any other class or series of equity shares or (C) any increase in the number of authorized equity shares of any other class or series; provided that, in each case referred to in clause (A), (B) or (C) above, such equity shares rank on parity with or junior to the Series T Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Trust. Except as set forth herein, holders of the Series T Preferred Shares shall not have any voting rights with respect to, and the consent of the holders of the Series T Preferred Shares shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series T Preferred Shares.

(g) The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series T Preferred Shares shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary, and sufficient funds, in cash, shall have been deposited to effect such redemption.

(h) In any matter in which the Series T Preferred Shares may vote (as expressly provided herein), each Series T Preferred Share shall be entitled to one vote per $25.00 of liquidation preference.

Section 8. Conversion. The Series T Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 8.

(a) Upon the occurrence of a Change of Control, each holder of outstanding Series T Preferred Shares shall have the right, unless, on or prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem the Series T Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series T Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares per Series T Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per Series T Preferred Share to be converted plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distributions will be included in such sum) by (ii) the Common Share Price (as defined herein) and (B) 0.28653 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series T Preferred Shares shall receive upon conversion of such Series T Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Shares that were voted in such an election (if electing between two types of consideration) or holders of a plurality of the Common Shares that were voted in such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to Section 8(c).

The “Common Share Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Shares are then traded, or (y) the average of the last quoted bid prices for the Common Shares in the over-the-counter market as reported by OTC Markets Group, Inc. or a similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Shares are not then listed for trading on a U.S. securities exchange.

(b) No fractional Common Shares shall be issued upon the conversion of Series T Preferred Shares. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.

(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series T Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall be provided to the Trust’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series T Preferred Share except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series T Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series T Preferred Shares, the holder will not be able to convert Series T Preferred Shares designated for redemption and such Series T Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series T Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series T Preferred Shares must follow to exercise the Change of Control Conversion Right.

(d) The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section 8(c) above to the holders of Series T Preferred Shares.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series T Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the Series T Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series T Preferred Shares to be converted; and (iii) that the Series T Preferred Shares are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the Series T Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Corporation (“DTC”).

(f) Holders of Series T Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series T Preferred Shares; (ii) if certificated Series T Preferred Shares have been issued, the certificate numbers of the withdrawn Series T Preferred Shares; and (iii) the number of Series T Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series T Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g) Series T Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, on or prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series T Preferred Shares, whether pursuant to its Redemption Right or its Special Optional Redemption Right. If the Trust elects to redeem Series T Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series T Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

(h) The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) Notwithstanding anything to the contrary contained herein, no holder of Series T Preferred Shares will be entitled to convert such Series T Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to violate any of the restrictions on ownership and transfer of the Trust’s equity shares set forth in Article VII of the Declaration of Trust.

(j) The Series T Preferred Shares shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity, except as otherwise provided herein.

Section 9. Record Holders. The Trust and its transfer agent may deem and treat the record holder of any Series T Preferred Share as the true and lawful owner thereof for all purposes, and neither the Trust nor its transfer agent shall be affected by any notice to the contrary.

Section 10. No Maturity or Sinking Fund. The Series T Preferred Shares have no maturity date, and no sinking fund has been established for the retirement or redemption of Series T Preferred Shares; provided, however, that the Series T Preferred Shares owned by a shareholder in violation of any of the restrictions on ownership and transfer of the Trust’s shares set forth in Article VII of the Declaration of Trust shall be subject to the provisions thereof.

Section 11. Exclusion of Other Rights. The Series T Preferred Shares shall not have any preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Declaration of Trust and these Articles Supplementary.

Section 12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 13. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series T Preferred Shares set forth in the Declaration of Trust and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption of Series T Preferred Shares set forth in the Declaration of Trust or these Articles Supplementary which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the Series T Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 14. No Preemptive Rights. No holder of Series T Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued equity shares of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire equity shares of the Trust.

FOURTH: These Articles Supplementary shall be effective at 8:30 a.m., Eastern Time, on July 21, 2026.

[signature page follows]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Financial Officer as of July 17, 2026.

PUBLIC STORAGE,
a Maryland real estate investment trust

By:	/s/ Joseph D. Fisher
Name:	Joseph D. Fisher
Title:	President and Chief Financial Officer

ATTEST:

By:	/s/ Nathan A. Vitan
Name:	Nathaniel A. Vitan
Title:	Chief Legal Officer & Corporate Secretary

THE UNDERSIGNED, the President and Chief Financial Officer of Public Storage, who executed on behalf of the Trust the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the duly authorized act of said Trust and hereby certifies to the best of his or her knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:	/s/ Joseph D. Fisher
Name:	Joseph D. Fisher
Title:	President and Chief Financial Officer

[Signature Page to Articles Supplementary – Series T]